HEI Exhibit 99
NEWS RELEASE
May 7, 2019

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

HEI REPORTS FIRST QUARTER 2019 EARNINGS

1Q2019 Diluted Earnings Per Share (EPS) of $0.42
Solid Utility Earnings as Renewable Transition Advances
Continued Strong Profitability and Capital Position at Bank
HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported consolidated net income for common stock for the first quarter of 2019 of $45.7 million and diluted earnings per share (EPS) of $0.42 compared to $40.2 million and EPS of $0.37 for the first quarter of 2018.
“We are pleased to report solid earnings for the first quarter of 2019 from both our bank and utility,” said Constance H. Lau, president and CEO of HEI.
“In the first quarter, the Public Utilities Commission approved in record time six renewable power purchase agreements that will bring a significant amount of solar-plus-battery-storage projects onto our grids on Oahu, Maui and Hawaii Island. The cooperation among the energy stakeholders, regulators, customers and our companies has continued to keep Hawaii at the forefront of greening our environment while providing reliable, resilient and more affordable electricity for our customers and our economy.”
“At American Savings Bank, in addition to continued healthy performance in the first quarter, the bank is completing the consolidation of its team into its new ASB Campus, which offers new opportunities for the team to work better together for customers and realize operational effectiveness and cost efficiencies,” said Lau.

HAWAIIAN ELECTRIC COMPANY EARNINGS
Hawaiian Electric Company’s1 net income for the first quarter of 2019 was $32.1 million compared to $27.5 million in the first quarter of 2018, primarily driven by the following after-tax items:
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[1]	Hawaiian Electric, unless otherwise defined, refers to the three utilities, Hawaiian Electric Company, Inc. on Oahu, Maui Electric Company, Limited, and Hawaii Electric Light Company, Inc.

Hawaiian Electric Industries, Inc.
May 7, 2019

•	$9 million revenue increase resulting from rate increases at Hawaiian Electric (Oahu) and Maui Electric;

•	$3 million revenue increase from recovery of the Schofield generation project under the major project interim recovery (MPIR) mechanism;

•
$2 million higher net income due to the absence of one-time charges incurred in 2018, including the write-off of smart grid costs incurred before the approval of our Grid Modernization Strategy and the one-time rent expense adjustment for existing substation land;

•
$2 million higher net income due to the Commission granting deferral treatment and recovery for certain previously-incurred expenses to modify existing generating units on Maui to run at lower loads in order to accept more renewable generation;

•	$1 million revenue increase from the first half of performance incentive mechanism (PIM) rewards resulting from Commission approval of six new solar-plus-storage power purchase agreements; and

•	$1 million revenue increase from pole attachment fees resulting from the pole ownership agreement announced in 2018.
These items were partially offset by the following after-tax items:

•
$11 million higher O&M expenses[2] compared to 2018, primarily due to the reset of pension costs included in rates as part of rate case decisions, higher costs for continued clean up of asset management data after go-live of our new enterprise resource planning system, and higher personnel expenses (medical premium, executive compensation, and retirement-related expenses);

•	$3 million higher depreciation expense as a result of increasing investments for the integration of more renewable energy, improved customer reliability and greater system efficiency; and

•	$1 million lower net income from lower AFUDC and higher interest expense.

AMERICAN SAVINGS BANK EARNINGS
American Savings Bank’s (American) first quarter 2019 net income was $20.8 million compared to $21.8 million in the fourth, or linked, quarter of 2018 and $19.0 million in the first quarter of 2018.

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2 Excludes net income neutral expenses covered by surcharges or by third parties. See "Explanation of HEI's Use of Certain Unaudited Non-GAAP Measures" and related reconciliation accompanying this release.

Hawaiian Electric Industries, Inc.
May 7, 2019

The net income variance in the first quarter of 2019 compared to the fourth quarter of 2018 was primarily driven by favorable credit events that reduced the provision for loan losses in the fourth quarter of 2018 and additional reserves required for two loans in the commercial and commercial real estate portfolios in the first quarter of 2019. The higher provision for loan losses in the first quarter of 2019 was partially offset by proceeds from bank-owned life insurance.
Compared to the first quarter of 2018, the $1.8 million higher net income was primarily driven by higher yields on earning assets combined with funding costs that have remained relatively low and stable. Noninterest expense in the first quarter of 2019 included new depreciation and occupancy costs of $1.3 million related to the new campus building while still including the costs of four properties being vacated, and higher compensation and employee benefit expenses of $1.1 million.
Total loans were $4.9 billion at March 31, 2019, up $14.6 million or 1.2% annualized from December 31, 2018. The increase in total loans was driven mainly by increases in residential loans of $16.5 million, and increases in home equity loans of $17.4 million, partly offset by declines within the commercial and commercial real estate portfolios of $11.7 million and $4.4 million, respectively.
Total deposits were $6.2 billion at March 31, 2019, an increase of $46.8 million or 3.04% annualized from December 31, 2018. Low-cost core deposits increased $94 million or 7.1% annualized from December 31, 2018. The average cost of funds was 0.31% for the first quarter of 2019, up 3 basis points from the linked quarter and up 8 basis points from the prior year quarter.
American’s return on average equity was 13.1% in the first quarter of 2019 compared to 14.1% in the fourth quarter of 2018 and 12.6% in the prior year quarter. Return on average assets was 1.18% in the first quarter of 2019 compared to 1.25% in the fourth quarter of 2018 and 1.12% in the same quarter last year.
Please refer to American’s news release issued on April 30, 2019 for additional information on American.

HOLDING AND OTHER COMPANIES
The holding and other companies’ net loss was $7.3 million in the first quarter of 2019 compared to $6.2 million in the prior year quarter. The higher net loss was primarily driven by higher interest expense resulting from an increase in long-term debt drawn in the fourth quarter of 2018 at higher fixed rates.

Hawaiian Electric Industries, Inc.
May 7, 2019

BOARD DECLARES QUARTERLY DIVIDEND
On May 6, 2019, the board of directors maintained HEI’s quarterly cash dividend of $0.32 per share, payable on June 12, 2019, to shareholders of record at the close of business on May 23, 2019 (ex-dividend date is May 22, 2019). The dividend is equivalent to an annual rate of $1.28 per share.
Dividends have been paid on an uninterrupted basis since 1901. At the indicated annual dividend rate and based on the closing price per share on May 6, 2019 of $41.69, HEI’s dividend yield is 3.1%.

WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND EPS GUIDANCE
Hawaiian Electric Industries, Inc. will conduct a webcast and conference call to review its first quarter 2019 earnings and 2019 EPS guidance on Tuesday, May 7, 2019, at 7:30 a.m. Hawaii time (1:30 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric Company’s and American’s press releases, HEI’s and Hawaiian Electric Company’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings.
An on-line replay of the May 7, 2019 webcast will be available on HEI’s website beginning about two hours after the event. Replays of the conference call will also be available approximately two hours after the event through May 21, 2019 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10129956.

Hawaiian Electric Industries, Inc.
May 7, 2019

HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

NON-GAAP MEASURES
See “Explanation of HEI’s Use of Certain Unaudited Non-GAAP Measures” and related reconciliations on page 9 of this release.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2018 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric Company, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries CONSOLIDATED STATEMENTS OF INCOME DATA (Unaudited)

	Three months ended March 31
(in thousands, except per share amounts)	2019	2018
Revenues
Electric utility	$578,495	$570,427
Bank	83,052	75,419
Other	68	28
Total revenues	661,615	645,874
Expenses
Electric utility	521,935	519,058
Bank	56,930	50,532
Other	4,813	4,395
Total expenses	583,678	573,985
Operating income (loss)
Electric utility	56,560	51,369
Bank	26,122	24,887
Other	(4,745)	(4,367)
Total operating income	77,937	71,889
Retirement defined benefits expense—other than service costs	(763)	(1,833)
Interest expense, net—other than on deposit liabilities and other bank borrowings	(23,123)	(21,518)
Allowance for borrowed funds used during construction	1,078	1,444
Allowance for equity funds used during construction	2,910	3,294
Income before income taxes	58,039	53,276
Income taxes	11,878	12,556
Net income	46,161	40,720
Preferred stock dividends of subsidiaries	473	473
Net income for common stock	$45,688	$40,247
Basic earnings per common share	$0.42	$0.37
Diluted earnings per common share	$0.42	$0.37
Dividends declared per common share	$0.32	$0.31
Weighted-average number of common shares outstanding	108,913	108,818
Weighted-average shares assuming dilution	109,268	109,024
Net income (loss) for common stock by segment
Electric utility	$32,126	$27,475
Bank	20,839	18,960
Other	(7,277)	(6,188)
Net income for common stock	$45,688	$40,247
Comprehensive income attributable to Hawaiian Electric Industries, Inc.	$54,929	$27,474
Return on average common equity (twelve months ended)[1]	9.7%	8.2%
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.
1 On a core basis, 2019 and 2018 returns on average common equity (twelve months ended March 31) were 9.7% and 8.9%, respectively.  See reconciliation of GAAP to non-GAAP measures.

Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended March 31
(dollars in thousands, except per barrel amounts)	2019	2018
Revenues	$578,495	$570,427
Expenses
Fuel oil	160,609	166,968
Purchased power	134,445	139,910
Other operation and maintenance	118,130	107,610
Depreciation	53,947	50,466
Taxes, other than income taxes	54,804	54,104
Total expenses	521,935	519,058
Operating income	56,560	51,369
Allowance for equity funds used during construction	2,910	3,294
Retirement defined benefits expense—other than service costs	(703)	(1,264)
Interest expense and other charges, net	(17,986)	(17,694)
Allowance for borrowed funds used during construction	1,078	1,444
Income before income taxes	41,859	37,149
Income taxes	9,234	9,175
Net income	32,625	27,974
Preferred stock dividends of subsidiaries	229	229
Net income attributable to Hawaiian Electric	32,396	27,745
Preferred stock dividends of Hawaiian Electric	270	270
Net income for common stock	$32,126	$27,475
Comprehensive income attributable to Hawaiian Electric	$32,150	$27,506
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)
Hawaiian Electric	1,424	1,497
Hawaii Electric Light	245	257
Maui Electric	247	258
	1,916	2,012
Average fuel oil cost per barrel	$80.39	$80.68
Return on average common equity (twelve months ended)[1]	7.8%	6.9%
This information should be read in conjunction with the consolidated financial statements and the notes thereto in Hawaiian Electric filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.
1 Simple average. On a core basis, 2019 and 2018 returns on average common equity (twelve months ended March 31) were 7.8% and 7.4%.  See reconciliation of GAAP to non-GAAP measures.

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Interest and dividend income
Interest and fees on loans	$57,860	$57,145	$52,800
Interest and dividends on investment securities	10,628	10,632	9,202
Total interest and dividend income	68,488	67,777	62,002
Interest expense
Interest on deposit liabilities	4,252	4,115	2,957
Interest on other borrowings	528	255	496
Total interest expense	4,780	4,370	3,453
Net interest income	63,708	63,407	58,549
Provision for loan losses	6,870	2,408	3,541
Net interest income after provision for loan losses	56,838	60,999	55,008
Noninterest income
Fees from other financial services	4,562	4,996	4,654
Fee income on deposit liabilities	5,078	5,530	5,189
Fee income on other financial products	1,593	1,977	1,654
Bank-owned life insurance	2,259	390	871
Mortgage banking income	614	94	613
Other income, net	458	492	436
Total noninterest income	14,564	13,479	13,417
Noninterest expense
Compensation and employee benefits	25,512	26,340	24,440
Occupancy	4,670	4,236	4,280
Data processing	3,738	3,681	3,464
Services	2,426	2,287	3,047
Equipment	2,064	1,801	1,728
Office supplies, printing and postage	1,360	1,580	1,507
Marketing	990	844	645
FDIC insurance	626	635	713
Other expense	3,854	4,341	4,101
Total noninterest expense	45,240	45,745	43,925
Income before income taxes	26,162	28,733	24,500
Income taxes	5,323	6,966	5,540
Net income	$20,839	$21,767	$18,960
Comprehensive income	$27,091	$35,446	$6,885
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.18	1.25	1.12
Return on average equity	13.09	14.08	12.58
Return on average tangible common equity	15.03	16.23	14.57
Net interest margin	3.99	3.95	3.76
Efficiency ratio	57.80	59.50	61.04
Net charge-offs to average loans outstanding	0.39	0.37	0.28
As of period end
Nonaccrual loans to loans receivable held for investment	0.83	0.56	0.53
Allowance for loan losses to loans outstanding	1.12	1.08	1.14
Tangible common equity to tangible assets	8.1	8.0	7.7
Tier-1 leverage ratio	8.7	8.7	8.6
Total capital ratio	13.9	13.9	14.0
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$18.0	$14.0	$10.9
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

EXPLANATION OF HEI’S USE OF CERTAIN UNAUDITED NON-GAAP MEASURES
HEI and Hawaiian Electric Company management use certain non-GAAP measures to evaluate the performance of HEI and the utility. Management believes these non-GAAP measures provide useful information and are a better indicator of the companies’ core operating activities given the non-recurring nature of certain items. Core earnings and other financial measures as presented here may not be comparable to similarly titled measures used by other companies. The accompanying tables provide a reconciliation of reported GAAP1 earnings to non-GAAP core earnings and the adjusted return on average common equity (ROACE) for HEI and the utility.
The reconciling adjustments from GAAP earnings to core earnings exclude the 2017 impact of the federal tax reform act due to the adjustment of the deferred tax balances and the $1,000 employee bonuses paid by the bank related to federal tax reform. Management does not consider these items to be representative of the company’s fundamental core earnings. Management has shown adjusted non-GAAP (core) net income, adjusted non-GAAP (core) diluted earnings per common share and adjusted non-GAAP (core) ROACE in order to provide better comparability of ROACE between periods.
The accompanying table also provides the calculation of utility GAAP other operation and maintenance (O&M) expense adjusted for “O&M-related net income neutral items,” which are O&M expenses covered by specific surcharges or by third parties. These “O&M-related net income neutral items” are grossed-up in revenue and expense and do not impact net income.

RECONCILIATION OF GAAP[1] TO NON-GAAP MEASURES
Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries
Unaudited	Twelve months ended March 31
	2019	2018
HEI CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP	9.7%	8.2%
Based on non-GAAP (core)[2]	9.7%	8.9%

RECONCILIATION OF GAAP[1] TO NON-GAAP MEASURES
Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
Unaudited	Twelve months ended March 31
	2019	2018
HAWAIIAN ELECTRIC CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP	7.8%	6.9%
Based on non-GAAP (core)[2]	7.8%	7.4%

	Three months ended March 31
($ in millions)	2019	2018
HAWAIIAN ELECTRIC CONSOLIDATED OTHER OPERATION AND MAINTENANCE (O&M) EXPENSE
GAAP (as reported)	$118.1	$107.6
Excluding other O&M-related net income neutral items[3]	0.1	0.3
Non-GAAP (Adjusted other O&M expense)	$118.0	$107.3
Note: Columns may not foot due to rounding
[1] Accounting principles generally accepted in the United States of America
[2]  Calculated as core net income divided by average GAAP common equity. For the twelve months ended March 31, 2018, core net income for HEI and Hawaiian Electric includes adjustments of $14 million and $9 million, respectively, which principally relate to the 2017 impact of lower rates under the federal tax reform act on deferred tax balances.

[3] Expenses covered by surcharges or by third parties recorded in revenues

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